EXHIBIT 11

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
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                             Life USA HOLDING, INC.
                (Dollars in thousands, except per share amounts)


                                                                              Year ended December 31,
                                                            -----------------------------------------
                                                                1996           1995           1994
                                                            -----------    -----------    -----------
PRIMARY
Average shares outstanding and to be issued                  20,767,538     20,270,532     20,124,556

Net effect of dilutive stock options and warrants having
   exercise prices less than the average market price
   of the common stock using the treasury stock method          163,482        166,688        284,491

Common equivalent shares assuming conversion
   of convertible subordinated debentures                     2,419,411      2,084,384           --
                                                            -----------    -----------    -----------

Total common and common equivalent shares                    23,350,431     22,521,604     20,409,047
                                                            ===========    ===========    ===========


Net income                                                  $    23,454    $    19,097    $    14,469

Add convertible subordinated debenture interest,
   net of federal income tax effect                                 870            757           --
                                                            -----------    -----------    -----------

Adjusted net income                                         $    24,324    $    19,854    $    14,469
                                                            ===========    ===========    ===========

Per common and common equivalent share amount               $      1.04    $       .88    $       .71
                                                            ===========    ===========    ===========

FULLY DILUTED
Average shares outstanding and to be issued                  20,767,538     20,270,532     20,124,556

Net effect of dilutive stock options and warrants,
   having exercise prices less than the greater of
   the average or the end of period market price of
   the common stock using the treasury stock method             215,897        172,547        300,365

Common equivalent shares assuming conversion
   of convertible subordinated debentures                     2,419,411      2,084,384           --
                                                            -----------    -----------    -----------

Total common and common equivalent shares                    23,402,846     22,527,463     20,424,921
                                                            ===========    ===========    ===========

Net income                                                  $    23,454    $    19,097    $    14,469

Add convertible subordinated debenture interest,
   net of federal income tax effect                                 870            757           --
                                                            -----------    -----------    -----------

Adjusted net income                                         $    24,324    $    19,854    $    14,469
                                                            ===========    ===========    ===========

Per common and common equivalent share amount               $      1.04    $       .88    $       .71
                                                            ===========    ===========    ===========

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